Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., April 25, 2012  -  First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended March 31, 2012, of $108,000, or $.17 per basic and diluted common share, compared to net income of $131,000, or $.20 per basic and diluted common share, for the three months ended March 31, 2011.

“While pleased to report a profitable first quarter of 2012, we believe these results are less than satisfactory to our shareholders,” said Jock Brown, President and CEO. “We continue to be adversely affected by further declines in real estate values, although we have experienced positive trends in the sale of distressed assets,” he added.

First quarter net income decreased $23,000, or 17.6%, from the first quarter of 2011.  Net interest income before the provision for loan losses was $2.0 million and $2.2 million for the three months ended March 31, 2012 and 2011, respectively. Total interest income decreased $276,000 to $2.4 million for the three months ended March 31, 2012, compared to the same period in 2011.  The decrease in total interest income for the three months ended March 31, 2012 reflected a decrease in interest income and fees from loans of $181,000 to $1.9 million, a decrease in tax exempt investment income of $25,000 to $88,000, a decrease in taxable security income of $33,000, to $185,000, and a decrease in income on interest-bearing deposits with financial institutions of $32,000 to $226,000, compared to the same period in 2011. Decreased interest income was a result of decreases in interest rates on investments, volume of tax exempt investments and average loans outstanding during the first quarter of 2012.

The provision for loan losses was $90,000 in the first quarter of 2012, and $300,000 in the first quarter of 2011. This decreased provision level reflects a reduction in the portfolio volume and also management’s assessment of the remaining risk associated with the portfolio compared to December 31, 2011. As of March 31, 2012, the allowance for loan losses totaled $2.9 million, or 2.28% of total loans, which has increased from 2.15% as of December 31, 2011.  Nonaccrual loans decreased from $6.1 million at December 31, 2011 to $5.8 million at March 31, 2012. Nonperforming loans, including nonaccrual loans, increased $314,000 to $7.4 million over the same period. Management believes that these nonperforming loans are well collateralized, which significantly reduces the Company’s exposure to losses on the credits.

The Company’s noninterest income totaled $528,000 for the three months ended March 31, 2012 compared to $502,000 for the same period in 2011, an increase of $26,000, or 5.2%. The increase in noninterest income was primarily due to increased mortgage sales and servicing activity of $39,000 to $90,000, compared to the same period in 2011. In addition, service fees on deposit accounts increased by $13,000, to $157,000 compared to the same period in the prior year.

The Company’s noninterest expense was $2.4 million for the three months ended March 31, 2012, and $2.3 million for the same period in 2011. Salaries and employee benefits, the largest component of noninterest expense, increased $26,000, or 2.2%, to $1.2 million.  Other real estate owned expenses increased $19,000 to $225,000 in the first quarter of 2012 compared to 2011, due to increased expenses related to properties held and losses on the sale or valuation of other real estate in 2012. Modest increases in insurance expense of $18,000 and professional fees of $33,000, were partially offset by decreases in occupancy and equipment expense of $13,000, other expenses of $26,000, and data processing fees of $5,000. In addition, income tax expense increased $29,000 from a $47,000 benefit in the first quarter of 2011, compared to an $18,000 benefit in 2012.

Total assets at March 31, 2012 decreased to $270.0 million from $270.7 million at December 31, 2011.  Total deposits at March 31, 2012, were $243.4 million, compared to $242.3 million at December 31, 2011.  Total shareholders’ equity at March 31, 2012 and December 31, 2011 was $24.3 million and $24.2 million, respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, The First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, and a branch in Yorkville, Illinois. All information at and for the period ended March 31, 2012 has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued there-under; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.